EXHIBIT 1

 Free Writing Prospectus
Dated September 3, 2013
Filed Pursuant to Rule 433
Registration Statement No. 333-184584

HAIN CELESTIAL ANNOUNCES SALE OF 3,650,000 SHARES OF
COMMON STOCK BY SELLING STOCKHOLDERS

LAKE SUCCESS, NEW YORK: September 3, 2013 — The Hain Celestial Group, Inc. (Nasdaq: HAIN) (“Hain” or the “Company”) announced today that it has been informed of the sale of an aggregate of 3,650,000 shares of common stock of Hain by certain selling stockholders, including entities related to Carl C. Icahn to Jefferies LLC, as the underwriter in the registered public offering of those shares. No shares of common stock are being sold by Hain and Hain will not receive any proceeds from the offering. The selling stockholders have also granted to Jefferies LLC an option to purchase an additional 547,500 shares of common stock of Hain which option is exercisable for 30 days from the date hereof.

Jefferies LLC proposes to offer for sale the shares of common stock from time to time in one or more transactions on the Nasdaq, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

As a result of the consummation of the announced sale of common stock by the selling stockholders (but excluding the exercise of the option described above), Mr. Icahn and the entities related to Mr. Icahn will beneficially own, collectively, 3,589,963 shares, or 7.5%, of the total outstanding shares of common stock of Hain.

Hain has filed a registration statement (including a prospectus) that became automatically effective upon filing with the Securities and Exchange Commission (“SEC”) that covers the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Hain has filed with the SEC for more complete information about Hain and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the underwriter will arrange to send you the prospectus if you request it by calling toll-free at 1-877-547-6340 or by emailing prospectus_department@jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Hain Celestial Group, Inc.

The Hain Celestial Group, Inc. (NASDAQ: HAIN), headquartered in Lake Success, NY, is a leading organic and natural products company in North America and Europe. Hain Celestial participates in many natural categories with well-known brands that include Celestial Seasonings®, Earth's Best®, Ella's Kitchen®, Terra®, Garden of Eatin'®, Sensible Portions®, Health Valley®, Arrowhead Mills®, MaraNatha®, SunSpire®, DeBoles®, Gluten Free Cafe™, Hain Pure Foods®, Hollywood®, Spectrum Naturals®, Spectrum Essentials®, Walnut Acres Organic®, Imagine®, Almond Dream®, Rice Dream®, Soy Dream®, WestSoy®, The Greek Gods®, BluePrint™, Ethnic Gourmet®, Yves Veggie Cuisine®, Europe's Best®, Cully & Sully®, New Covent Garden Soup Co.®, Johnson's Juice Co.®, Farmhouse Fare®, Hartley's®, Sun-Pat®, Gale's®, Robertson's®, Frank Cooper's®, Linda McCartney®, Lima®, Danival®, GG UniqueFiber®, Natumi®, JASON®, Zia® Natural Skincare, Avalon Organics®, Alba Botanica®, Queen Helene® and Earth's Best TenderCare®. Hain Celestial has been providing A Healthier Way of Life™ since 1993. For more information, visit www.hain.com.

Safe Harbor Statement

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Words such as "plan," "continue," "expect," "expected," "anticipate," "estimate," "believe," "may," "potential," "can," "positioned," "should," "future," "look forward" and similar expressions, or the negative of those expressions, may identify forward-looking statements. These forward-looking statements include the Company’s expectations relating to the timing or consummation of the offering, and growth trends, strategic initiatives and opportunities. Forward-looking statements involve known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to the Company's ability to achieve its guidance for net sales and earnings per diluted share in fiscal year 2014 given the economic environment in the U.S. and other markets that it sells products as well as economic, political and business conditions generally and their effect on the Company's customers and consumers' product preferences, and the Company's business, financial condition and results of operations; changes in estimates or judgments related to the Company's impairment analysis of goodwill and other intangible assets, as well as with respect to the Company's valuation allowances of its deferred tax assets; the Company's ability to implement its business and acquisition strategy; the ability of the Company's joint venture investments to successfully execute their business plans; the Company's ability to realize sustainable growth generally and from investments in core brands, offering new products and its focus on cost containment, productivity, cash flow and margin enhancement in particular; the Company's ability to effectively integrate its acquisitions; the Company's ability to successfully consummate its proposed divestitures; the effects on the Company's results of operations from the impacts of foreign exchange; competition; the success and cost of introducing new products as well as the Company's ability to increase prices on existing products; availability and retention of key personnel; the Company's reliance on third party distributors, manufacturers and suppliers; the Company's ability to maintain existing customers and secure and integrate new customers; the Company's ability to respond to changes and trends in customer and consumer demand, preferences and consumption; international sales and operations; changes in fuel, raw material and commodity costs; changes in, or the failure to comply with, government regulations; the availability of organic and natural ingredients; the loss of one or more of the Company's manufacturing facilities; the ability to use the Company's trademarks; reputational damage; product liability; seasonality; litigation; the Company's reliance on its information technology systems; and the other risks detailed from time-to-time in the Company's reports filed with the SEC, including the annual report on Form 10-K for the fiscal year ended June 30, 2013. As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity and achievements and neither the Company nor any person assumes responsibility for the accuracy and completeness of these statements.